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                 June 28, 2023

       Nadir Ali
       Chief Executive Officer
       Inpixon
       2479 E. Bayshore Road
       Suite 195
       Palo Alto, CA 94303

                                                        Re: Inpixon
                                                            Registration
Statement on Form S-1
                                                            Filed June 23, 2023
                                                            File No. 333-272904

       Dear Nadir Ali:

              This is to advise you that we have not reviewed and will not review your registration statement.

              Please refer to Rule 461 regarding requests for acceleration. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.

              Please contact Austin Pattan, Staff Attorney, at (202) 551-6756 or Jeff Kauten, Staff
       Attorney, at (202) 551-3447 with any questions.




                 Sincerely,


                 Division of Corporation Finance

                 Office of Technology
       cc:                                              Blake Baron